News From

Buena, NJ 08310

Release Date: January 5, 2006	Exhibit 99.1

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 211
www.askigi.com

IGI and Novavax enter into license agreement

BUENA, NJ January 5, 2006 - IGI, INC, (AMEX: IG - News) announced today that Novavax, Inc. (Nasdaq - "NVAX") and IGI have entered into an agreement that would expand Novavax's existing strategic alliance with Bharat Biotech International Ltd. of India. Under the Agreement, Bharat will have rights to develop certain vaccines for animals using Novasomes® for India and other selected markets.

IGI is licensing back to Novavax a non-exclusive license with the right to sub-license to Bharat rights related to the use of Novasomes® as adjuvants for animal vaccines. Bharat will fund all pre-clinical and clinical development. IGI and Novavax will share royalties on products developed using Novasome® encapsulated delivery technology to treat diseases in animals and vaccines developed to combat the avian flu virus in birds.

"IGI believes this agreement could result in other opportunities between IGI and Novavax," said IGI Chairman, Frank Gerardi

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® lipid vesicle encapsulation technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, low potential for irritations, controlled and sustained release as well as improved stability. IGI sub-licensed the rights to obtain FDA approval for and market IGI's PTH (1-34) compound using Novasome® lipid vesicle encapsulation technology for psoriasis, which is being reformulated for Phase II clinical trials, to Manhattan Pharmaceuticals, Inc. IGI is also exploring the licensing of the topical PTH (7-34) compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy. IGI markets its own line of proprietary products that diminish the visual affects of aging. These products can be found at www.miaj.com. Currently, the following companies have used Novasome technology: Estee Lauder, Johnson & Johnson, Neutrogena, Chattem, Vetoquinol, Genesis Pharmaceuticals (a Pierre-Fabre subsidiary), Apollo Pharmaceuticals, All Terrain, PSI, Complexions by Dr. Watts, Your Total Image, DermWorx, SuperFoods LLC and Interwood.

IGI has exclusive rights for the Novasome® adjuvant technologies for animal vaccines.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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